UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 9, 2013

EMERGENCY MEDICAL SERVICES CORPORATION

(Exact name of each registrant as specified in its charter)

Delaware	001-32701	20-3738384
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Numbers)	Identification Nos.)

6200 S. Syracuse Way, Suite 200, Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

(303) 495-1200

(Registrants’ telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2013, the American Medical Response subsidiary (“AMR”) of Emergency Medical Services Corporation (“EMSC”) announced the departure of AMR’s President, Mark Bruning, effective January 14, 2013. The Chief Executive Officer of EMSC, William A. Sanger, will assume Mr. Bruning’s duties on an interim basis until a successor is appointed, and Mr. Bruning will remain with AMR as an adviser for a transitional period of time. A copy of AMR’s press release announcing Mr. Bruning’s departure is attached hereto as Exhibit 99.1.

Effective upon Mr. Bruning’s departure from his position as President of AMR, Mr. Bruning is entering into a Separation Agreement, pursuant to which Mr. Bruning will receive two years of his existing base salary in the total amount of $1,055,750, as well as a lump sum payment of $131,969, all in accordance with the terms of his existing employment agreement. Mr. Bruning will also remain eligible to exercise his previously granted options to purchase common stock of EMSC’s parent company, CDRT Holding Corporation (the “Options”), that are vested and exercisable as of January 14, 2013, under the terms of the CDRT Holding Corporation Stock Incentive Plan and Mr. Bruning’s standard option agreements, and any unvested Options outstanding at such time will be cancelled. In addition, Mr. Bruning will continue to be eligible to receive any bonus payment owed under EMSC’s bonus plans for services rendered in fiscal year 2012, and certain standard benefits customarily offered to senior executives, such as eligibility for subsidized coverage under EMSC’s and AMR’s medical, dental and vision plans for 18 months from the date of his departure.

Section 9 — Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit Number	Description

99.1	Press Release of American Medical Response, dated January 9, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERGENCY MEDICAL SERVICES CORPORATION
(Registrant)

January 9, 2013	By:	/s/ Craig A. Wilson
Craig A. Wilson
Senior Vice President and General Counsel